Exhibit 99.1

Press Release

Orthovita, Inc.

77 Great Valley Parkway

Malvern, Pennsylvania 19355

USA

Orthovita Receives FDA Clearance for VITOMATRIX™ Bone Graft

Substitute in Dental Applications

For Immediate Release

Contact:	Nancy C. Broadbent
Senior Vice President and Chief Financial Officer
Orthovita, Inc.
610-640-1775 or 800-676-8482

MALVERN, Pennsylvania, Monday, October 4, 2010 – Orthovita, Inc. (NASDAQ: VITA), an orthobiologics and biosurgery company, announced that it received 510(k) clearance from the U.S. Food and Drug Administration to market VITOMATRIX Bone Graft Substitute as a bone grafting material in certain dental procedures.

VITOMATRIX is a resorbable, highly porous synthetic scaffold that utilizes the core proprietary technology from our VITOSS™ Bone Graft Substitute product line. VITOMATRIX is indicated for use in procedures to fill, augment or reconstruct periodontal or bony defects of the oral and maxillofacial region. An estimated 375,000 procedures are performed domestically each year where VITOMATRIX can be used.

Orthovita is evaluating potential commercial partners to distribute the product or license its underlying technology.

About the Company

Orthovita is an orthobiologics and biosurgery company that develops and markets novel medical devices. Our orthobiologics platform offers products for the fusion, regeneration and fixation of human bone. Our biosurgery platform offers products for controlling intra-operative bleeding, also known as hemostasis. Our current fusion and regeneration products are based on our proprietary VITOSS™ Bone Graft Substitute technology and address the non-structural bone graft market with synthetic, bioactive alternatives to patient- and cadaver-derived bone tissue. CORTOSS™ Bone Augmentation Material, an injectable, polymer composite that mimics the structural characteristics of human bone, provides the basis for our fixation portfolio. Our hemostasis portfolio includes VITAGEL™ Surgical Hemostat, a unique, collagen-based matrix that controls bleeding and facilitates healing, and VITASURE™ Absorbable Hemostat, a plant-based product that can be deployed quickly throughout surgery.

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Disclosure Notice

This press release may contain forward-looking statements regarding Orthovita’s current expectations of future events that involve risks and uncertainties, including, without limitation, our ability to successfully distribute or license the VITOMATRIX product or underlying technology through a partnership arrangement; the demand and market acceptance of our products and other aspects of our business. Such statements are based on management’s current expectations and are subject to a number of substantial risks and uncertainties that could cause actual results or timeliness to differ materially from those addressed in the forward-looking statements. Factors that may cause such a difference are listed from time to time in reports filed by the Company with the U.S. Securities and Exchange Commission (SEC), including but not limited to risks described in our most recently filed Form 10-K under the caption “Risk Factors.” Further information about these and other relevant risks and uncertainties may be found in Orthovita’s filings with the SEC, all of which are available from the SEC as well as other sources. Orthovita undertakes no obligation to publicly update any forward-looking statements.

Source: Orthovita, Inc.